EXHIBIT 99.3


                          Form of Deferred Share Award
                            associated with the Plan




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                             FirstFed Bancorp, Inc.
                            2001 Stock Incentive Plan
                         ------------------------------

                         Deferred Share Award Agreement
                         ------------------------------

         FirstFed Bancorp, Inc. (the "Company") hereby agrees to permit the Participant named in Section 1 below to irrevocably elect pursuant to the Company's 2001 Stock Incentive Plan (the "Plan"), which is attached hereto as Exhibit A (1) to forego the receipt of cash compensation and in lieu thereof to have the Company credit Deferred Shares to an account payable on the Company's financial statements. Those Deferred Shares a Fair Market Value equal to the compensation deferred by the Participant. In addition, this Participant may elect to defer the receipt of all or a percentage of shares that would otherwise be transferred to the Participant upon the vesting of an award of Restricted Shares and to have the Company credit the Participant's Account with Deferred Shares equal to the number of Restricted Shares being deferred pursuant to this Agreement (the "Agreement").

         The Participant recognizes that the receipt of the Deferred Shares in lieu of compensation or the receipt of all or a percentage of shares that would otherwise be transferred to the Participant upon the vesting of an award of Restricted Shares is compensatory in nature and accordingly subject to taxation as gross income under Section 83 of the Internal Revenue Code of 1986, as that Section may be amended and interpreted from time to time. The Participant further recognizes that, unless the election is made, described in Section 5 taxation will occur whenever shares subject to this Award (the "Restricted Shares") are delivered to the Participant.

         Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in Exhibit A.

1. Variable Terms. This Award shall be controlled by and interpreted according to the following terms:


Name of Participant:
                                            ------------------------------------

Date of this Deferred Share Election:
                                            ------------------------------------

Compensation to be deferred:                /_/ _____% of any regular salary or
                                            board fees

                                            /_/ _____% of any cash bonus

                                            /_/ _____% of any Restricted Shares
                                                that would otherwise vest.


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2. Vesting Schedule.  Deferred Shares shall be one hundred percent (100%) vested at all times.

3. Certain Tax Matters. Set forth below is a brief summary of certain of the federal income tax consequences of the Participant's receipt of Deferred Shares. THIS SUMMARY IS PURPOSELY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE OR DIFFERENT INTERPRETATION. ACCORDINGLY, THE PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE ACCEPTING THIS GRANT.

The Participant acknowledges having been advised by the Company that he or she shall recognize ordinary income in an amount equal to the Fair Market Value of any Deferred Shares that are transferred to the Participant as unrestricted Shares. The Participant will recognize this income at the time the Deferred Shares are transferred to him or her.

THE PARTICIPANT HEREBY ASSUMES ALL THE RESPONSIBILITY FOR PAYING ANY TAXES RESULTING FROM RECEIPT OF THE DEFERRED SHARES.

4. Termination of Continuous Service. In all events where Participant's Continuous Service to the Company is terminated, the receipt of Deferred Shares shall be governed by the Plan.

5. Dividend and Voting Rights. With respect to the Deferred Shares, the Company has the right to vote such Deferred Shares and at the end of each fiscal year shall credit the Participant's Account with additional Deferred Shares having a Market Value equal to any cash dividends accrued on previously Deferred Shares during the fiscal year.

6. Lapse of Restriction. Notwithstanding anything to the contrary contained herein or in the Plan, upon the lapse and release from restriction of any Deferred Shares that are Restricted Shares, an entry shall be made in Participant's Account evidencing the lapse and release from restriction.

7. Distribution of Deferred Shares. Deferred Shares shall be distributed in five substantially equal annual installments that are paid before the last day of each of the five fiscal years of the Corporation that end after the date on which the Participant's Continuous Service terminates, unless the Participant has properly elected a different form of distribution either at least one year before terminating Continuous Service, or more than 90 days before a Change in Control; subject to all applicable laws and regulations.

8. Hardship Withdrawals. A Participant may apply to the Committee for an immediate distribution of all or a portion of his or her Deferred Shares in accordance with the terms of the Plan.

9. Rights to Deferred Shares. A participant may not assign his or her claim to Deferred Shares during his or her lifetime. A Participant's rights at all times shall be governed by the Plan.

10. Subject to Plan. The election to receive Deferred Shares is subject to all of the terms and conditions of the Plan. By executing this Agreement, the Participant acknowledges receipt of a copy of the Plan and hereby accepts and agrees to be bound by all of its terms and conditions as if it had been set out verbatim in this Agreement. In addition, the Participant recognizes

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and agrees that all determinations, interpretations or other actions respecting the Plan may be made by a majority of the Board or of the Committee, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including the Participant, his or her heirs and representatives.

11. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award, the Participant may expressly designate a beneficiary (the "Beneficiary") to his or her interest in the Award granted under this Award. The Participant shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit B (the "Designation of Beneficiary") and delivering an executed copy of the Designation of Beneficiary to the Company at its main office.

12. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at 1630 Fourth Avenue, North, Bessemer, Alabama 35020 (attention: 2001 Stock Incentive Plan Committee); (ii) if to Participant, at the address set forth on the signature page hereto. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices to such party hereunder. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date such notice is received or properly mailed.

13. Binding Effect. Except as otherwise provided in this Agreement or in the Plan, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

15. Severability. Every provision of this Agreement is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.

16. Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

17. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first indicated above.

                  FIRSTFED BANCORP, INC.


                  By: _________________________________   Date:_______________
                       An authorized member of the
                       FirstFed Bancorp, Inc.
                       2001 Stock Incentive Plan Committee



                  The undersigned Participant hereby accepts the terms of this Agreement and the Plan.

                  By: _________________________________   Date:_______________

                  Name of Participant:_________________________________________

                  Social Security Number:______________________________________

                  Address:
                  _________________________________________________________

                  _________________________________________________________

                  _________________________________________________________


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                                    Exhibit A
                                    ---------

                             FirstFed Bancorp, Inc.
                            2001 Stock Incentive Plan
                Filed as Exhibit 4.1 with the Company's Form S-8


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                                    Exhibit B
                                    ---------

                           Designation of Beneficiary

         In connection with the Deferred Share Award Agreement (the "Deferred Share Agreement") entered into on ________, 2001, between the FirstFed Bancorp, Inc. (the "Company") and _________________________________________, an
individual residing at _________________________________________________ (the
"Participant"), the Participant hereby designates the person specified below as the beneficiary of the Participant's interest in ______ Deferred Shares of Common Stock of the Company awarded pursuant to the Deferred Shares Agreement. This designation shall remain in effect until revoked in writing by the Participant.


                     Name of Beneficiary:
                                                    -----------------------

                     Address:
                                                    -----------------------

                                                    -----------------------

                                                    -----------------------

                     Social Security No.:
                                                    -----------------------



         The Participant understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Deferred Shares Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Participant, including by delivery to the Company of a written designation of beneficiary executed by the Participant on a later date.

                                                    Date:
                                                         -----------------------


                                                    By:
                                                        ------------------------
                                                        [Participant Name]


Sworn to before me this

___ day of __________, _____.


--------------------------
Notary Public

County of _______________

State of _________________